Exhibit 10.26

September 26, 2018

Deya Corzo, MD

Re: Employment by Sigilon, Inc.

Dear Deya:

Sigilon Therapeutics, Inc. (the "Company") is pleased to confirm its offer to employ you as its Chief Medical Officer. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. In this capacity you will report to the President, CEO of the Company. Your effective date of hire as a regular, full-time employee will be on or around October 22, 2018.

Your compensation for this position will be at the rate of $330,000 per year. Your base salary will be paid semi-monthly in equal installments and in accordance with the Company's payroll practices and procedures.

You will also be eligible to receive an annual bonus, determined at the sole discretion of the Board and based upon both the Company's performance and your individual performance. Your initial bonus target will be 30% of your base salary. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid.

In addition to cash compensation, the Company will ask the Board of Directors of the Company (the "Board") to grant stock options to purchase shares of common stock of the Company. Your target option grant will be at 370,000 stock options. These options are recommended to the Board and granted to employees, at the sole discretion of the Board, based on outstanding performance. The price per share for such grant will be equal to the fair market value of the common stock on the date of grant as determined by the Board. Options generally vest quarterly, over a four-year period beginning on the date of the grant, subject to a one-year cliff. In all respects, these options will be governed by the Stock Incentive Plan and applicable Stock Option Agreement.

We understand that you have a voluntary commitment to Children's Hospital which will require 12-16 half business days a year of your time and we have no issue with you honoring that commitment.

You will be eligible to participate in the Company's standard benefit programs, including holidays, 15 days of vacation, medical insurance, dental insurance, and life insurance. Benefits are described in the Benefits Summary, a copy of which is enclosed.

As a condition of your employment, you must sign and abide by the Company's standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the "Proprietary Information Agreement"), a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an "at-will" employee. You are not being offered employment for a definite period of time, and either you orthe Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be 100 Binney Street, Suite 600, Cambridge, MA 02142, however, it is understood that the Company may change your normal place of work according to the Company's future needs.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by September 28, 2018.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Sigilon Therapeutics, Inc.

/s/ Rogerio Vivaldi

Rogerio Vivaldi, MD, MBA

President and CEO

Accepted and Agreed:

September 27, 2018

/s/ Deya Corzo